Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-191472 and No. 333-186363) on Form S-3 and Registration Statement (No. 333-191473) on Form S-8 of United Insurance Holdings Corp. of our report dated February 24, 2014, relating to our audits of of the consolidated financial statements, the financial statement schedules and internal control over financial reporting which appear in this Annual Report on Form 10-K of United Insurance Holdings Corp. for the year ended December 31, 2013.

/s/ McGladrey LLP

Raleigh, North Carolina
2/24/2014